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                                                                   Exhibit 10(m)

                                             [EDS LOGO]



April 20, 1999



Mr. Troy Todd
205 Magnolia Lake Drive
Longwood, Florida 32779

Dear Troy:

It is my pleasure to confirm your offer of employment with EDS, upon the terms set forth in the attached term sheet. Please signify your acceptance of such employment by signing as indicated below and return it to my office. It should be noted that your employment actually commenced on April 13, 1999. This letter agreement may be executed in counterparts.

Troy, I am very pleased and proud to have you join our senior executive team. Please contact me with any questions. If I am unavailable, please contact John Wroten at (972) 605-6760.



Richard H. Brown
Chairman of the Board
Chief Executive Officer



Accepted by:             /s/ TROY W. TODD                   Date:   04/28/99
               ---------------------------------------            ------------
                            Troy W. Todd

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         Executive Vice President, of Leadership and Change Management

                           Hiring Package Valuation

                             At Current Cash Value




Base                        $  375,000

Bonus at Target             $  375,000

Stock Options               $3,200,000
(200,000 options)
(b/s value $16.00)

Signing Bonus
 Restricted Stock Units     $  250,000
  (FM V/5,000 shares)
  ($50 per share)

TOTAL                       $4,200,000


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                         Summary of Principal Terms of
                         Employment Agreement between
                          Troy Todd ("Executive") and
                                EDS ("Company")

1.  Position:       Executive Vice President, of Leadership and Change
                    Management.


2.  Annual Salary:  Initial $375,000, subject to increase thereafter.

3.  Bonus:          Executive bonuses are determined annually. Executive will be a participant in the Company's Executive Bonus Plan. Actual awards are based upon corporate and individual performance.
                    The annual target award for 1999 and 2000 will be $375,000.
                    You will have the opportunity to earn up to two times the annual target bonus if awards are granted to senior executives by the Board of Directors.

4.  Group/Executive Benefits:

                    Participation by Executive and his family, on terms not less favorable to Executive than the terms offered to other senior executives of the Company, in any group life, hospitalization or disability insurance plan, health program (with COBRA equivalent premiums paid on a tax grossed-up basis during any waiting period), pension, 401(k) and similar benefit plans (qualified, nonqualified and supplemental) or other fringe benefits of the Company.

5.  Pension Benefits:

                    Executive will be eligible to participate in the Company's Pension and Supplemental Executive Retirement Plan.

6.  Equity Based Incentive Compensation:

                    a) Initial grant of options under the EDS 1996 Incentive Plan with respect to 200,000 options to vest 100,000 on or about March 1, 2000 and 100,000 on or about March 1, 2001. Once vested, that portion of the option will be exercisable for five years. The exercise price for the options will be equal to the mean of the highest and lowest prices on the NYSE on the date of commencement of employment.

                    b) Grant of 5,000 restricted stock units under the EDS 1996 Incentive Plan on date of employment.

                    c) Executive shall be eligible to receive future grants under the Company's stock incentive programs consistent with competitive pay practices generally and with awards made to other senior executives of the Company.

                    d) All equity-based awards will fully vest upon a change of control.

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7.  Events Triggering Severance Benefits:

                    Upon the termination of Executive's employment by the Company without Cause prior to March 1, 2001, Executive will be entitled to receive the severance benefits described in item 8 below.

8.  Severance Benefits:

                    In the event of a termination of employment described in
                    item 7 above, Executive will be entitled, in lieu of any other severance benefits (other than those described elsewhere herein), to:

                    a) Lump sum payment of two times the sum of Executive's (i) final annual salary and (ii) most recent annual performance bonus target.

                    b) Payment of a performance bonus at target for the year of termination, pro-rated for the portion of the year elapsed through date of termination.

9. Change of Control Employment Agreement:

                    Executive will be extended a Company Change of Control Employment Agreement applicable to its other senior executive officers.

10. Relocation:

                    The Company will pay all costs of relocation of Executive to the Dallas Metropolitan area. All relocation benefits will be grossed-up for applicable taxes. Upon termination of Executive's employment by the Company without Cause, Company will pay all costs of relocation of Executive to the Orlando, Florida Metropolitan area, including the purchase of Executive's residence in Plano, Texas. All relocation benefits will be grossed-up for applicable taxes.

11. Non-Competition and Confidentiality Agreement:

                    Executive shall execute the Company's Non-Competition and Confidentiality Agreement applicable to senior executive officers.


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                                   Exhibit A
                                   ---------

"Cause" means: the Executive has (a) been convicted of, or pleaded guilty or nolo contendere to, a felony involving theft or moral turpitude, or (b) engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to employment duties, resulting, in either case, in material economic harm to the Company; provided, however, that no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company, and no act or omission will constitute Cause unless the Company has given detailed written notice thereof to Executive and he then fails to promptly remedy the act or omission.

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                 Addendum II to Summary of Principal Terms of
                         Employment Agreement between
                Troy W. Todd ("Executive") and EDS ("Company")



The agreement dated April 20, 1999 is hereby amended to include the following provision to Paragraph 5, Pension Benefits:


"For all benefit purposes, including, but not limited to the Company's Supplemental Retirement Plan (the "SERP"), Executive joined the Company with ten
(10) years of seniority."



 /S/  RICHARD H. BROWN                  Date:   15 Dec '99
----------------------------------            --------------
Richard H. Brown
Chairman of the Board and
Chief Executive Officer

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